Exhibit 10.3

January 20, 2006

Mr. Ronald M. Bentley
20 Springfield Drive
Voorheesville, NY 12186

Dear Mr. Bentley:

Reference is made to that certain letter agreement between NBT Bancorp, Inc. (which, together with its wholly-owned subsidiary, NBT Bank, National Association, is referred to as the “Company”) and you dated May 1, 2003 (the “Letter Agreement”). In accordance with the terms of Section 10 of the Letter Agreement, the Company wishes to amend certain provisions of the Letter Agreement on the terms set forth herein. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

Effective January 1, 2006, Section 3(b)(ii) is deleted in its entirety and replaced with the following:

(ii)
As severance pay, an amount equal to the product of 2.99 multiplied by the amount of your Base Salary. As used in this subsection 3(b)(ii), “Base Salary” means your base rate of annual compensation excluding bonus, income form the exercise of nonqualified options, compensation income from any disqualifying disposition of stock acquired pursuant to the exercise of incentive stock options and any other similar amounts that constitute taxable income to you from the Company, without reduction for salary reduction amounts excludible from income under Section 402(e)(3) or 125 of the Code.

If the change proposed by this letter is acceptable to you, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute an amendment to the Letter Agreement effective as of January 1, 2006.

Very Truly Yours,

NBT BANCORP INC.

By:	/S/ Martin A. Dietrich
Martin A. Dietrich

President and Chief Executive Officer
ACCEPTED AND AGREED:

/S/ Ronald M. Bentley	Date: January 20, 2006
Ronald M . Bentley